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                                                                  EXHIBIT 15.1

California Energy Company, Inc.
Omaha, Nebraska

   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of California Energy Company, Inc. for the three month periods ended March 31, 1995 and 1994 and Magma Power Company for the three month period ended March 31, 1995, as indicated in our reports dated April 25, 1995; because we did not perform an audit, we expressed no opinion on that information.

   We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and your Form 8-K dated May 16, 1995, respectively, are being incorporated by reference in this Registration Statement on Form S-3.

   We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


DELOITTE & TOUCHE LLP


Omaha, Nebraska
June 23, 1995